Exhibit 99.1

FuelCell Energy Reports First Quarter Results and Business Highlights

•	120 Megawatt order commitment and $30 million equity investment by POSCO Energy

•	Executing on European growth strategy

•	Cost control and volume are leading to expanding gross margins

DANBURY, Conn., – March 12, 2012 (GLOBE NEWSWIRE) — FuelCell Energy, Inc. (Nasdaq: FCEL), a leading manufacturer of ultra-clean, efficient and reliable fuel cell power plants, today reported results for its first quarter ended January 31, 2012 along with its business highlights.

Financial Results

First quarter 2012

FuelCell Energy (the Company) reported total revenues for the first quarter of 2012 of $31.3 million compared to $28.1 million in the same period last year. Product sales and revenues in the first quarter increased 15 percent to $29.6 million compared to $25.8 million in the prior year quarter, due to increasing demand for Direct FuelCell® (DFC®) power plants, components and installation services. First quarter product revenue included $20.9 million of power plants and fuel cell kits, $5.3 million of power plant component sales and installation services, and $3.4 million of service and power purchase agreements. Product sales and service backlog totaled $184.1 million as of January 31, 2012 compared to $156.9 million as of January 31, 2011. Product sales backlog was $107.9 million and $78.9 million as of January 31, 2012 and 2011, respectively. Service agreement backlog was $76.2 million and $78.0 million as of January 31, 2012 and 2011, respectively. Backlog does not include the 120 MW POSCO Energy announcement or service agreement with Southern California Edison received subsequent to quarter end.

Research and development contract revenue was $1.7 million for the first quarter of 2012 compared to $2.3 million for the first quarter of 2011. The Company’s research and development contract backlog totaled $14.1 million as of January 31, 2012 compared to $7.9 million as of January 31, 2011, reflecting the awarding of contracts during 2011 for carbon capture research and hydrogen separation and compression programs.

Total gross profit was $2.1 million in the first quarter of 2012, compared to a gross loss of $2.3 million in the first quarter of 2011. Gross profit for product sales and revenues improved $4.2 million compared to the first quarter of 2011. The product gross margin was 6.6 percent for the first quarter of 2012 compared to negative 8.9 percent in the prior year period. Improvements in margin compared to the prior year period are primarily attributable to increased production volume, lower product costs achieved from manufacturing and supply chain efficiencies and improved services margins as older early generation power plants are offset by new installations with profitable service contracts.

First quarter 2012 loss from operations decreased to $5.4 million compared to $10.6 million for the comparable prior year period as higher sales volume reduced product costs combined with the benefit of lower operating expenses. A series of cost control initiatives resulted in reduced operating expenses for the current period compared to the prior year period. Net loss to common shareholders for the first quarter of 2012 decreased to $6.7 million, or $0.05 per basic and diluted share, compared to $11.7 million or $0.10 per basic and diluted share in the first quarter of 2011.

FUELCELL ENERGY FIRST QUARTER 2012 RESULTS	PAGE 2

Cash and investments in U.S. Treasuries

Total cash, cash equivalents and investments in U.S. Treasuries were $41.5 million as of January 31, 2012. Net cash, cash equivalents and investments used in the first quarter of 2012 was $21.9 million. The change in cash during the quarter included an increase of inventory and accounts receivable of $8.1 million and the payment of $4.3 million of payments on preferred stock obligations. Inventory increased as fuel cell power plants were built to prepare for expected near-term order activity. Preferred stock payments included a $3.2 million payment to the holder of the Series I preferred shares, the last of four scheduled principal repayments under a previously announced agreement. Quarterly preferred stock payments going forward will total approximately $1.1 million. Capital spending for the first quarter of 2012 was $0.9 million and depreciation expense was $1.4 million.

Business Highlights

Growth Strategies

“The strategic initiatives announced with POSCO Energy enable us to capture the expanding market opportunities in Asia for our ultra-clean baseload power plants,” said Chip Bottone, President and CEO, FuelCell Energy, Inc.

The Company is expanding the partnership with POSCO Energy including a 120 MW multi-year order commitment, acceleration of deliveries under the existing 70 MW order, a commitment by POSCO Energy to purchase 20 million shares of FuelCell Energy common stock at a price of $1.50 per share for proceeds of $30 million, and a license commitment for manufacturing of Direct FuelCell® components in South Korea.

“We continue to execute on our global expansion strategy with the Fraunhofer IKTS and Abengoa announcements, both exceptional organizations that will help us take advantage of the extensive opportunities in Europe as well as Latin America for ultra-clean baseload distributed power generation,” continued Mr. Bottone.

The Company achieved two major milestones in Europe with the announcements of a proposed joint venture with German based Fraunhofer IKTS and a partnership with Spanish based Abengoa. Fraunhofer will contribute research expertise to the announced joint venture, particularly in materials science, as well as relationships with utilities, on-site power users and regulatory authorities. FuelCell Energy has developed a strong pipeline of prospective orders in Europe with only limited direct marketing to date. European based sales resources will further expand interest and order activity for DFC plants.

Abengoa develops and owns power generation and transmission projects in Europe and Latin America. Their liquid biofuels expertise, extensive industry and regulatory relationships, and financial resources make them an ideal partner to develop and expand the market for megawatt-class stationary fuel cell power plants in Europe and Latin America, particularly DFC plants utilizing renewable biogas or liquid biofuels.

Services and Customer Installations

Services represents a growing source of revenue reflecting the expanding installed base as customers outsource the operation and maintenance of the fuel cell power plants to the Company. In March 2012, another California utility executed a multi-year service agreement for a DFC power plant that will be installed at a university.

FUELCELL ENERGY FIRST QUARTER 2012 RESULTS	PAGE 3

The Company has completed approximately 75 percent of the work related to the previously announced repair and upgrade program for a select group of fuel cell stacks produced between 2007 and early 2009. The program remains on schedule with expected conclusion by early summer 2012.

Installation and commissioning update:

•	One 1.4 MW plant purchased by a project investor and installed on a university campus in Connecticut was commissioned in December 2011.

•	4.5 MW of plants sold to a project investor and located at municipal locations and a university in San Diego, CA were commissioned during the first quarter of 2012.

•	4.2 MW of plants sold to a project investor and located at two wastewater treatment facilities in California are undergoing commissioning.

•	A 300 kW CE-compliant plant is in transit for installation in a high profile central London commercial building during the second quarter of 2012.

•

POSCO Energy completed installation of two DFC3000 power plants during the first quarter of 2012, with fuel cell modules provided by FuelCell Energy. The customer, an independent power producer, is now operating a fuel cell park totaling 10.4 MW. This is the second fuel cell park operating in South Korea that is in excess of 10 MW.

•	Two demonstration 100 kW Direct FuelCell power plants targeting the building application market in South Korea were commissioned by POSCO Energy.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to whether the Company is able to reach definitive agreements on the terms contemplated in the recently announced memorandums of understanding with POSCO Energy, projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With over 180 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated over one billion kWh of power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information please visit our website at www.fuelcellenergy.com

The FuelCell Energy, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3284

FUELCELL ENERGY FIRST QUARTER 2012 RESULTS	PAGE 4

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on March 12, 2012 to discuss the first quarter results. An accompanying slide presentation for the earnings call will be available at http://fcel.client.shareholder.com/eventdetail.cfm?eventid=109986 immediately prior to the call.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•

The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005

•	Outside the U.S. and Canada, please call 678-809-1045

•	The passcode is ‘FuelCell Energy’

The webcast of the conference call will be available on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on March 18, 2012:

•	From the U.S. and Canada please dial 855-859-2056

•	Outside the U.S. or Canada please call 404-537-3406

•	Enter confirmation code 55343886

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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FUELCELL ENERGY FIRST QUARTER 2012 RESULTS	PAGE 5

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(unaudited)

(Amounts in thousands, except share and per share amounts)

	January 31, 2012	October 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$37,030	$51,415
Investments — U.S. treasury securities	4,502	12,016
Accounts receivable, net	23,892	21,950
Inventories	46,304	40,101
Other current assets	6,467	7,466

Total current assets	118,195	132,948
Property, plant and equipment, net	23,429	23,925
Investment in and loans to affiliate	10,075	10,466
Other assets, net	18,219	16,291

Total assets	$169,918	$183,630

LIABILITIES AND DEFICIT
Current liabilities:
Current portion of long-term debt	$5,085	$5,056
Accounts payable	17,841	14,143
Accounts payable due to affiliate	325	104
Accrued liabilities	23,003	26,894
Deferred revenue	58,180	64,114
Preferred stock obligation of subsidiary	1,071	3,854

Total current liabilities	105,505	114,165
Long-term deferred revenue	6,750	7,000
Long-term preferred stock obligation of subsidiary	12,559	12,878
Long-term debt and other liabilities	4,075	4,105

Total liabilities	128,889	138,148

Redeemable preferred stock (liquidation preference of $64,020 at January 31, 2012 and October 31, 2011)	59,857	59,857
Total Deficit:
Shareholders’ deficit
Common stock ($.0001 par value; 225,000,000 shares authorized; 140,583,373 and 138,400,497 shares issued and outstanding at January 31, 2012 and October 31, 2011, respectively)	13	13
Additional paid-in capital	689,420	687,857
Accumulated deficit	(707,279)	(701,336)
Accumulated other comprehensive income	13	15
Treasury stock, Common, at cost (5,679 shares at January 31, 2012 and October 31, 2011)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ deficit	(17,833)	(13,451)
Noncontrolling interest in subsidiaries	(995)	(924)

Total deficit	(18,828)	(14,375)

Total liabilities and deficit	$169,918	$183,630

FUELCELL ENERGY FIRST QUARTER 2012 RESULTS	PAGE 6

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended January 31,
	2012	2011
Revenues:
Product sales and revenues	$29,600	$25,760
Research and development contracts	1,737	2,320

Total revenues	31,337	28,080

Costs of revenues:
Cost of product sales and revenues	27,660	28,059
Cost of research and development contracts	1,573	2,337

Total cost of revenues	29,233	30,396

Gross profit/(loss)	2,104	(2,316)
Operating expenses:
Administrative and selling expenses	3,764	4,050
Research and development expenses	3,783	4,246

Total operating expenses	7,547	8,296

Loss from operations	(5,443)	(10,612)
Interest expense	(630)	(54)
Loss from equity investment	(362)	(198)
License fee and royalty income	424	359
Interest and other income, net	196	41

Loss before redeemable preferred stock of subsidiary	(5,815)	(10,464)
Accretion of redeemable preferred stock of subsidiary	—	(525)

Loss before provision for income taxes	(5,815)	(10,989)
Provision for income taxes	(199)	(18)

Net loss	(6,014)	(11,007)
Net loss attributable to noncontrolling interest	71	69

Net loss attributable to FuelCell Energy, Inc.	(5,943)	(10,938)
Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(6,743)	$(11,738)

Net loss per share to common shareholders
Basic	$(0.05)	$(0.10)
Diluted	$(0.05)	$(0.10)
Weighted average shares outstanding
Basic	139,555,596	115,086,014
Diluted	139,555,596	115,086,014